UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 1, 2006

REHABCARE GROUP, INC.

(Exact name of Company as specified in its charter)

Delaware	0-19294	51-0265872
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 863-7422

(Company's telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 1, 2006, RehabCare Group, Inc. (the “Company”) and 55JS Limited, Co. (“55JS”) entered into a Non-Continuous Aircraft Dry Lease Agreement (the “Agreement”). 55JS is owned and controlled by the Company’s President and Chief Executive Officer, John H. Short.

Under the terms of the Agreement, aircraft owned by 55JS may be leased to the Company without a crew on a non-continuous basis. The Agreement also sets forth the parties’ rights and obligations with respect to operational control of the aircraft when in use by the Company under the Agreement; maintenance; registration; and insurance.

In return for use of the aircraft under the Agreement, the Company agrees to pay all of the variable operating expenses associated with use of the aircraft on Company business together with a pro rata share of certain fixed ownership expenses of 55JS. The flight hour charge and capital charge are subject to reconciliation and adjustment from time to time based on the actual usage of the aircraft by the parties and the actual operating and ownership expenses. In no event, however, is the Company obligated to pay 55JS more than the average hourly charter rate for comparable aircraft in the Midwest region.

The Agreement, which supersedes a prior agreement between the parties, has a term of one year and is renewable for two additional one year terms. Either party may terminate the Agreement by giving thirty days written notice to the other party.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Non-Continuous Aircraft Dry Lease Agreement,

dated September 1, 2006 by and among RehabCare Group, Inc. and 55JS Limited, Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2006

REHABCARE GROUP, INC.

By: /s/ Jay W. Shreiner

Name: Jay W. Shreiner

Title: Senior Vice President and

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Non-Continuous Aircraft Dry Lease Agreement, dated September 1, 2006 by and among RehabCare Group, Inc. and 55JS Limited, Co.